Section 240.14a-101 Schedule 14A.
Information required in proxy statement.
Schedule 14A Information
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
(Amendment No. )

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[   ] Preliminary Proxy Statement
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[X] Definitive Proxy Statement
[   ] Definitive Additional Materials
[   ] Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

MODEM MEDIA, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 5, 2004

Dear Stockholder:

We are pleased to invite you to attend Modem Media’s annual meeting of stockholders at 11:00 a.m. on May 25, 2004 at the Stamford Marriott Hotel located at 2 Stamford Forum in Stamford, Connecticut. We have enclosed with this proxy statement your proxy voting card, including directions to the meeting, and the company’s 2003 annual report to stockholders for your review.

Business scheduled for the meeting includes the election of directors and the ratification of the appointment of our independent auditors for the fiscal year 2004. Information concerning these matters is included in the notice of annual meeting and proxy statement. At the meeting, we also plan to review our performance during 2003 and intend to answer any questions you may have about the company.

Please complete your proxy card and return it promptly in the pre-paid, self-addressed envelope provided. This will enable us to vote your shares according to your instructions whether or not you plan to attend the meeting. If you choose to vote over the Internet or by telephone, it is not necessary to mail in your card.

If you are able to attend, admission to the meeting will be on a first-come, first-served basis and registration will begin at 10:30 a.m. If you are a “street name” holder, please bring a copy of a brokerage statement showing your stock ownership as of the record date.

Sincerely,

MARC C. PARTICELLI Chief Executive Officer and President	G. M. O’CONNELL Chairman of the Board

i

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
OF MODEM MEDIA, INC.

on

May 25, 2004

At Modem Media’s annual meeting of stockholders to be held at 11:00 a.m. on May 25, 2004 at Stamford Marriott Hotel located at 2 Stamford Forum in Stamford, Connecticut, the following business will be brought before our stockholders:

(1)

the elections of directors: Messrs. Beeby, O’Connell, Particelli, Peppers, Seeley and Zimmel, each to serve until the next annual meeting of stockholders and until their successors are elected and qualified;

(2)	the ratification of the appointment of PricewaterhouseCoopers LLP as our independent auditors for 2004; and
(3)	any other business properly brought before the annual meeting.

Our board of directors recommends votes in favor of Items 1 and 2.

Stockholders who were record holders at the close of business on April 1, 2004 may vote at the annual meeting or any adjournments thereof. Regardless of the number of shares you own, it is important that your shares be represented.

This proxy statement, proxy card and 2003 annual report to stockholders are being distributed on or about April 14, 2004.

By order of the board of directors,

SLOANE LEVY Senior Vice President, General Counsel, Human Resources and Corporate Secretary
230 East Avenue Norwalk, Connecticut 06855 April 5, 2004

ii

Q & A’s ABOUT THE MEETING

Q:	What will take place at the annual meeting?
A:

At our annual meeting, you will vote on the business matters listed in the preceding notice of meeting, namely (1) the re-election of six of our nine current directors (Messrs. Beeby, O’Connell, Particelli, Peppers, Seeley and Zimmel) and (2) the ratification of the appointment of our independent auditors (PricewaterhouseCoopers LLP). Management will review the company’s performance during 2003 and will answer your questions.

Q:	Who can vote?
A:

Stockholders who were record holders at the close of business on April 1, 2004 are entitled to vote their shares of our common stock held on that date. Each share of common stock outstanding on that date is entitled to one vote. As of April 1, 2004, there were outstanding and entitled to vote at the meeting 26,894,749 shares of our common stock.

Q:	How can I vote if I cannot come to the meeting?
A:

Whether or not you are able to attend the meeting, you may vote your shares by completing, signing and dating the accompanying proxy card and returning it in the prepaid envelope. If you do not mark any selections but return the card signed, your shares will be voted by your proxy (Frank Connolly, our Chief Financial Officer, and/or Sloane Levy, our Corporate Secretary) in favor of the two proposals. If you are a street-name stockholder, you will receive instructions from your bank, broker or other nominee describing how to vote your stock. If you attend the meeting, you may vote in person.

Q:	How can I vote by the Internet?
A:

You may vote via the Internet at any time prior to 11:59 p.m. EST the day before the annual meeting by going to http://www.eproxyvote.com/mmpt and following the instructions to create an electronic ballot. If you decide to vote by the Internet, you will be required to provide the control number contained on your proxy card. If your shares are held in street name, your proxy card may contain instructions from your broker that allow you to vote your shares using the Internet. Please consult with your broker if you have any questions regarding electronic voting of shares held in street name. Voting electronically will not affect your right to vote in person should you decide to attend the annual meeting.

Q:	How can I vote by the telephone?
A:

You may vote via the telephone at any time prior to 11:59 p.m. EST the day before the annual meeting by dialing 1-877-PRX-VOTE (1 877-779-8683) on a touch tone telephone and follow the simple menu instructions provided. There is no charge for this call. If you decide to vote by telephone, you will be required to provide the control number contained on your proxy card. If your shares are held in street name, your proxy card may contain instructions from your broker that allow you to vote your shares using the telephone. Please consult with your broker if you have any questions regarding voting of shares held in street name by telephone. Voting telephonically will not affect your right to vote in person should you decide to attend the annual meeting.

Q:	Can I change my mind after voting?
A:

Yes, you may revoke your proxy before the annual meeting by writing to our Corporate Secretary stating that you wish to revoke your proxy or by sending another executed proxy card, bearing a later date, to our Corporate Secretary. If you voted electronically via the Internet or via telephone, you may vote on a subsequent date prior to 11:59 p.m. EST. You also may revoke your proxy by attending the annual meeting and voting in person.

Q:	Who will count the vote?
A:	Representatives of Equiserve Trust Company, NA will tabulate the votes and act as inspectors of election.
Q:	What constitutes a quorum for the meeting?
A:

A quorum is the presence, in person or by proxy, of stockholders holding a majority of the voting power of the shares entitled to vote at the meeting. Abstentions and broker non-votes (which can occur if a “street name” holder does not provide his or her broker with voting instructions) are counted towards a quorum.

Q:	How many votes are needed to approve the proposals?
A:

Directors are elected by a plurality of the votes of the shares present, in person or by proxy, and entitled to vote on the election of directors. This means that assuming a quorum is present at the meeting, the six director nominees receiving the highest number of all votes cast for directors will be elected.

The affirmative vote of at least a majority of the voting power of the shares present, in person or by proxy, and entitled to vote on the subject matter is needed to approve the second proposal. Therefore, abstentions effectively count as votes against the second proposal.

Q:	Who is soliciting my vote and who pays the cost?
A:

Our board of directors is soliciting your proxy. In addition, Georgeson Shareholder Communications, Inc. has been retained to assist us in the distribution of proxy materials and the solicitation of votes at an approximate cost of $6,500, excluding out-of-pocket expenses. Proxies also may be solicited personally, by mail, by telephone, or otherwise by our directors, officers and other employees, without additional compensation. We will pay the cost of preparing, assembling and mailing the proxy materials and will reimburse banks, brokerage firms, custodians, nominees and fiduciaries for their reasonable expenses in sending proxy materials to the beneficial owners of Modem Media stock.

Q:	When are stockholder proposals for the 2005 annual stockholder’s meeting due?
A:

If you wish to include a proposal (including the nomination of persons for election to the board of directors) in the proxy statement for the 2005 annual meeting, your proposal, in writing, must be received by our Corporate Secretary at our principal executive offices no later than February 25, 2005, assuming the date of the 2005 annual meeting is within 30 days of the anniversary of the 2004 annual meeting date. The proposal must comply in all respects with applicable rules and regulations of the United States Securities and Exchange Commission (“SEC”), the laws of the State of Delaware and our by-laws; otherwise, your proposal may not be allowed to be brought before the meeting.

Q:	How can I get more information about Modem Media?
A:	You can find more information about the company or may obtain copies of our SEC filings by visiting our web site at www.modemmedia.com.

PROPOSALS TO BE VOTED ON

Proposal # 1:     Election of Directors

Our board of directors currently consists of nine directors each elected to serve until the next annual meeting and until their successors are elected and qualified. Six of these nine directors, Robert H. Beeby, G. M. O’Connell, Marc C. Particelli, Don Peppers, Don Seeley and Joseph R. Zimmel, are nominated for election at the 2004 annual meeting to serve until the next annual meeting of stockholders and until their successors are elected and qualified. Robert C. Allen, Richard Hochhauser and Larry Weber, currently serving as directors, will not stand for re-election at our 2004 annual meeting. The board has made a determination to fill at least two vacancies on the board of directors. The board is evaluating qualified candidates for director and may appoint additional directors to the board during the course of the year. Biographical information for each of the directors and director nominees is provided on pages 4 and 5.

If any director is unable to serve his full term, the board of directors may by resolution provide for a lesser number of directors or by a majority vote of the directors then in office may designate a substitute. Any director chosen by the board shall hold office for a term expiring at the next annual meeting of stockholders and their successors are elected and qualified.

Our board of directors recommends that the stockholders vote for the election of the nominees to serve until the next annual meeting of stockholders and until their successor are elected and qualified. The affirmative vote of a plurality of the shares voting at the 2004 annual meeting of stockholders having voting power of the shares present, in person or by proxy, at the meeting is required for the election of each nominee for director. Unless otherwise specified, the proxies received will be voted for the election of the listed nominees.

Proposal # 2:     Ratification of PricewaterhouseCoopers LLP as Independent Auditors

Our audit committee of our board of directors has appointed PricewaterhouseCoopers LLP as the independent auditors to examine our accounts for the 2004 fiscal year. PricewaterhouseCoopers LLP has audited our financial statements since May 28, 2002, when we, as approved by our board of directors and its audit committee, dismissed Arthur Andersen LLP as our independent auditors, as reported on Form 8-K, which we filed with the SEC on May 30, 2002.

In the opinion of our board of directors, its audit committee and management, PricewaterhouseCoopers LLP is well qualified to serve as our independent auditors. A member of PricewaterhouseCoopers LLP will be present at the annual meeting in order to have the opportunity to respond to questions and make a statement if they desire to do so.

Our board of directors recommends that stockholders vote for ratification of the appointment of PricewaterhouseCoopers LLP as our independent auditors for the 2004 fiscal year. In the event that ratification of our audit committee’s selection of auditors is not approved by the affirmative vote of a majority of the voting power of the shares present, in person or by proxy, at the meeting, the selection of independent auditors will be reconsidered by the audit committee of our board of directors.

BOARD OF DIRECTORS

Robert C. Allen, II

Mr. Allen, 35, was a Managing Director of ours from November 2001 through December 31, 2003. Mr. Allen was on a personal leave of absence from June 2001 until October 2002, at which time he became a temporary, part-time employee. Mr. Allen served as our President and Chief Operating Officer from November 1998 to November 2001. From October 1996 to November 1998, Mr. Allen was President of one of our divisions. From 1993 to October 1996, Mr. Allen served as a Managing Partner of Modem Media Advertising Limited Partnership (“Modem Media Partnership”). From 1989 to 1992, Mr. Allen was the Director of Business Development of the Modem Media Partnership. Mr. Allen will not be standing for re-election.
Director since October 1996.

Robert H. Beeby

Mr. Beeby, 72, is the retired President and Chief Executive Officer of Frito-Lay, Inc., a position he held from 1989 to 1991. Between 1984 and 1988, Mr. Beeby was the President and Chief Executive Officer of Pepsi-Cola International. Prior to 1984, Mr. Beeby held a number of senior management positions with Wilson Sporting Goods Company, Pepsi-Cola International and Frito-Lay, Inc. He served as a member of the board of directors of A.C. Nielsen Co. from 1996 to 2000. He is currently a member of the board of directors of Church & Dwight Co. and serves on its governance committee.
Director since May 1999.

Richard M. Hochhauser

Mr. Hochhauser, 58, is the Chief Executive Officer of Harte-Hanks, Inc., a position he has held since 2002 and is also the President of Harte-Hanks, Inc., a position he has held since 1999. Moreover, Mr. Hochhauser serves as President and Chief Executive Officer of Harte-Hanks Direct Marketing, a division of Harte-Hanks, Inc. Prior to 1999, he served as the Chief Operating Officer of Harte-Hanks, Inc. Between 1996 and 1998, Mr. Hochhauser was the Executive Vice President of Harte-Hanks, Inc. Mr. Hochhauser is a member of the board of directors of Harte-Hanks, Inc. Mr. Hochhauser will not be standing for re-election.
Director since May 2001.

G. M. O’Connell

Mr. O’Connell, 42, is currently Chairman of the Board, a position he has held since November 1998 and a part-time consultant to us, a position he has held since January 1, 2004. Prior to January 1, 2004 Mr. O’Connell was an employee of ours since 1987. Mr. O’Connell also served as our Chief Executive Officer from November 1998 to January 2001. From October 1996 to November 1998, Mr. O’Connell was our President and Chief Operating Officer. From 1987 to October 1996, Mr. O’Connell was a Managing Partner of the Modem Media Partnership, which he co-founded in 1987.
Director since October 1996.

Marc C. Particelli

Mr. Particelli, 59, is currently our President and Chief Executive Officer, a position that he has held since November 2001. From January to November 2001, Mr. Particelli was our Chief Executive Officer. From 1997 to December 2000, Mr. Particelli was a Partner and Managing Director of Oak Hill Capital Partners, L.P., an investment firm. Between 1994 and 1997, Mr. Particelli was a Managing Director of Odyssey Partners, L.P., an investment partnership. From 1973 to 1994, Mr. Particelli held various positions with Booz Allen & Hamilton, Inc., a management and technology consulting firm. Mr. Particelli is a member of the board of directors of EPIX Holding Corp.
Director since January 2001.

Don Peppers

Mr. Peppers, 53, is a founder and partner of the Peppers and Rogers Group, a customer relationship management and consulting company and a unit of the Carlson Marketing Group of the Carlson Companies since August 2003. Prior to establishing the Peppers and Rogers Group in 1994, he was the Chief Executive Officer of Perkins/Butler Direct Marketing, a direct-market advertising agency. Mr. Peppers is a member of the board of directors and audit committee of DoubleClick, Inc.
Director since May 1999.

Donald L. Seeley

Mr. Seeley, 60, is an adjunct professor of the Finance Department of University of Arizona, a position he has held since 2000. Mr. Seeley was the Vice-Chairman of True North Communications, Inc. (“True North”) from May 1999 to March 15, 2000. From June 1997 to March 15, 2000, Mr. Seeley was Executive Vice President, Chief Financial Officer of True North. From 1993 through June 1997, Mr. Seeley was Chief Executive Officer of The Alexander Consulting Group Inc. Mr. Seeley served on our board of directors from 1998 to 2001, as a designee of True North, which was later acquired by Interpublic in June 2001. He is a member of the board of directors of William Blair Mutual Funds and a member of its audit and nominating committee. Mr. Seeley also is a member of the board of directors of Beverly Enterprises, Inc. and serves as the chairman of its audit committee.

Director since May 2003.

Larry Weber

Mr. Weber, 47, is currently a consultant to the Interpublic Group of Companies (“IPG”). From 1996 to 2003, he was Chief Executive Officer of the Advanced Marketing Services group of IPG. In 1987, Mr. Weber founded The Weber Group, a public relations firm focused on technology. IPG purchased the Weber Group in 1996. The group was later merged with Shandwick International’s global organization and subsequently incorporated into the Advanced Marketing Services group of IPG. Mr. Weber will not be standing for re-election.

Director since October 2001.

Joseph R. Zimmel

Mr. Zimmel, 50, is a private investor. Formerly, he was an Advisory Director of the Goldman Sachs Group, a position he held from December 2001 until November 2002. Previously, he was a Managing Director of the Communications, Media & Entertainment Group for the Americas in the investment banking division at Goldman, Sachs & Co., a position he held from 1999 to 2001. Mr. Zimmel also served as a Managing Director and the head of that group from 1992 to 1999. From 1988 to 1992, Mr. Zimmel served as a Managing Director in the firm’s mergers and acquisitions department. Mr. Zimmel is a member of the board of directors of CenturyTel, Inc.

Director since May 1999.

Matters Related to the Solicitation of Directors

Under an agreement dated as of May 4, 1999, as amended on April 26 2000, by and among us, True North, G. M. O’Connell and Robert C. Allen, II, the parties agreed that until True North no longer owned at least 10% of our outstanding capital stock, such parties would take all actions necessary to cause the election of (1) at least one director designated by True North to our board of directors and (2) as long as each of Messrs. O’Connell and Allen served us as an executive officer, to cause each of their election to our board of directors. On June 22, 2001, IPG acquired True North in a stock transaction that was accounted for under the pooling of interests method. As a result of this acquisition, IPG designated Mr. Weber for appointment and election to our board of directors in 2003. As of December 31, 2003, IPG owned less than ten percent of our outstanding capital stock and is no longer entitled to designate a director for appointment and election to our board of directors. Additionally, as of December 31, 2003, Messrs. O’Connell and Allen were no longer executive officers of ours and therefore under the foregoing agreement, we are no longer required to cause their election to our board of directors.

Pursuant to an agreement dated November 18, 2003 between Mr. O’Connell and us, we agreed to nominate Mr. O’Connell to stand for election as a director at each annual meeting of stockholders during the term of that agreement, which expires on December 31, 2005 unless terminated earlier for cause as defined in that agreement.

There are no family relationships among any of our directors or executive officers.

Board Meetings Held

Our board of directors held fourteen meetings during 2003. Each director attended 75% or more of the total meetings of the board of directors and committees of which he was a member. It is the company’s policy for all directors to attend our annual meeting. Eight of our nine directors attended the company’s 2003 annual meeting.

Communications with the Board of Directors

Our stockholders may communicate with the board of directors by sending an e-mail to corporatesecretary@modemmedia.com or correspondence to Modem Media, Inc., 230 East Avenue, Norwalk, CT 06855 attn: Corporate Secretary. All such correspondence will be forwarded to the board of directors.

Director Independence

We have determined that the following nominees for director are independent as defined under National Association of Securities Dealers’ (NASDAQ) rule 4200 of the listing standards: Robert Beeby, Don Peppers, Donald Seeley and Joseph Zimmel. Additionally, each member of the audit, compensation and nominating committees is independent, within the meaning of the NASDAQ rule 4200 of the listing standards. Each member of the audit committee satisfies the audit committee independence standards under the rules promulgated by the SEC.

Board Committees

Audit Committee. The audit committee is responsible for reviewing our critical financial policies and principles, our financial statements, and any complaints regarding our internal controls or accounting or auditing matters. The audit committee appoints and oversees our independent auditors, including, evaluating the scope of audit, evaluating independence of the auditors and approving any non-audit services provided by the independent auditors and the result of this audit engagement. The audit committee reviews the adequacy and results of our system of internal accounting controls. The audit committee provides to our board of directors such additional information and materials as it may deem necessary to make the board of directors aware of significant financial matters that require their attention. The audit committee approves any related party transactions and any waivers to our Code of Conduct and Ethics for any of our officers or directors. The members of the audit committee are Robert H. Beeby, Richard M. Hochhauser (through the end of his term as director), Don Seeley (since January 29, 2004) and Joseph R. Zimmel. Mr. Seeley is its chairman. The board of directors has determined that Mr. Seeley is the audit committee financial expert as defined in Section 401(h) of Regulation S-K promulgated by the SEC under the Exchange Act. The audit committee met fourteen times during 2003 and took no action by written consent.

Compensation Committee. The compensation committee reviews and determines the compensation policy and compensation for our executive officers, the general compensation goals and guidelines for our employees and the criteria by which bonuses to our employees are determined. The compensation committee reviews and recommends to our board of directors the compensation guidelines for our directors and implements such guidelines approved by our board of directors. The compensation committee is responsible for administering of our stock and stock option compensation plans. In addition, the compensation committee is responsible for reviewing and making recommendations to our board of directors regarding the adoption or amendment of compensation plans including our stock option and stock incentive plans. The members of the compensation committee are Robert H. Beeby, Don Peppers and Joseph Zimmel (since January 29, 2004). Mr. Peppers is its chairman. The compensation committee met ten times during 2003 and took action by written consent four times.

Nominating Committee. The nominating committee is primarily responsible for overseeing and identifying qualified members of the board of directors, establishing criteria for the board and committee memberships, reviewing, on a periodic basis, the size and responsibilities of the board and its committees and recommend any proposed changes to the board. The members of the nominating committee are Robert H. Beeby, Don Seeley (since January 29, 2004) and Joseph R. Zimmel. The nominating committee met once and took action by written consent once during 2003.

In making its recommendation to the board of directors of nominees for election or for filling any vacancy, the nominating committee (a) reviews the present needs of the board; (b) establishes specific criteria for qualification, including independence requirements and expertise for the audit committee; (c) evaluates the board and its committees; (d) determines whether a search firm should be hired to assist in identifying candidates; (e) provides parameters to the search firm, if one is hired; and (f) reviews the qualifications of any proposed new director.

Whenever the nominating committee determines that a new nominee to the board is required or advisable, it will consider recommendations from directors, management, stockholders, and, if it deems appropriate, consultants retained for that purpose. In such circumstances it will evaluate the individuals recommended by stockholders in the same manner as nominees recommended from any other sources. Stockholders who wish to recommend an individual for nomination should send that person’s name and supporting information to the nominating committee, care of Corporate Secretary, Modem Media, Inc., 230 East Avenue, Norwalk, CT 06855 or via e-mail to corporatesecretary@modemmedia.com.

In February 2004, the nominating committee retained a search firm to identify, qualify and assist in the assessment of candidates to fill two vacancies on the board of directors.

Charters and Code of Ethics

The charters for each of the audit, nominating and compensation committees are available online at our web site www.modemmedia.com.

We adopted a Code of Ethics that is applicable to our employees, officers and directors. The Code of Ethics is posted on the Company’s Internet site, www.modemmedia.com. We will satisfy the disclosure requirements under Item 10 of Form 8-K regarding any amendment to or waiver of the Code with respect to executive officers or directors, by posting such information on our Internet site.

Director Compensation

Modem Media directors who are not also our employee, receive options to acquire 17,500 shares of common stock when they are elected to the board of directors. In addition, such outside directors receive options to acquire 5,000 shares of common stock for each year of service at the time of their re-election. Each non-employee director is also paid $1,000 for each board of directors or committee meeting they attend, with the exception of the chairman of the audit committee, who as of April 30, 2003, is paid $2,000 per audit committee meeting. Upon the board of directors’ recommendation, each non-employee director may receive additional compensation for undertaking extra or unusual responsibilities for us, such as service on a special or adhoc committee. Mr. Weber as IPG’s designee to the board of directors did not receive any compensation from us for his services as director.

The compensation committee of our board of directors is evaluating the compensation of our non-employee directors, including, reviewing the compensation of director compensation at comparable companies, and considering a retainer fee for directors. Based on the results of this evaluation, the board of directors may change our non-employee director compensation.

As of December 31, 2003, Mr. O’Connell is no longer our employee, but will not receive compensation as a director, except if the other non-employee directors receive options or other payment or benefit upon re-election to the board of directors at an annual meeting of stockholders, Mr. O’Connell will also receive the same number of options or same payment or benefit upon his re-election to the board of directors at such annual meeting.

Compensation Committee Interlocks and Insider Participation

None of the members of the compensation committee of the board of directors is or has been an officer or employee of ours. All members of the compensation committee participate in decisions related to compensation of our executive officers. No interlocking relationship exists between our board of directors and the board of directors or compensation committee of any other company, nor has any such interlocking relationship existed in the past.

Certain Relationships and Related Transactions

Mr. Weber has been a director of ours since October 2001. Mr. Weber is a consultant to and was a full time employee of IPG and is compensated by IPG in connection with his consultancy with IPG. IPG beneficially owned 42.8% of our outstanding common stock until December 2003 during which time its ownership was reduced to less than one percent as of December 31, 2003. Mr. Weber may have had a conflict of interest in addressing business opportunities and strategies in circumstances where our and IPG’s interests differed. Mr. Weber will not stand for re-election.

In the normal course of business, we and IPG (through True North) have, from time to time, entered into various business transactions and agreements. These transactions include (1) a credit agreement whereby IPG guarantees a lease for office space at our Norwalk, CT headquarters on our behalf, pursuant to which IPG is reimbursed by us, on a quarterly basis, for certain expenses related to the cost of this guarantee (calculated at 0.5% per annum calculated based on the daily remaining balance of the lease); (2) a sublease with Bozell, Jacobs, Kenyon & Eckhardt, Inc., a subsidiary of IPG, for office space in New York City (which sublease ends as of September 28, 2004); (3) a tax matters agreement whereby we and IPG have agreed to provide for certain unitary state tax-sharing arrangements; and (4) certain transactions with third party vendors whereby we may gain the volume benefit, without any payments to IPG, of IPG’s pre-existing relationship with such vendors.

We believe that each of these transactions was made on terms no less favorable than those that we could have obtained from unaffiliated third parties. All future transactions, including loans, between us and our principal stockholders or our affiliates will be approved by our audit committee, and will be on terms equivalent to or better than those that we could obtain from unaffiliated third parties.

In connection with our registration on Form S-3 of 10,955,000 shares of our common stock owned by IPG in an underwritten offering, pursuant to agreements between us and the underwriters (Jefferies & Company, Inc., William Blair & Company, Inc. and Friedman, Billings, Ramsey & Co., Inc.) and

between each of our directors Messrs. O’Connell and Allen with the underwriters, we agreed to register 150,000 and 50,000 shares, of our common stock owned by Messrs. O’Connell and Allen, respectively. Additionally, in connection with this registration IPG agreed to reimburse us for all of our fees and expenses related to the offering excluding the underwriting discounts and commissions; however with respect to all fees and expenses for outside counsel and accountants IPG agreed to reimburse us in full only up to $400,000 and 50% of fees and expenses in excess of $400,000.

As of January 1, 2004, we engaged Mr. O’Connell as a part-time consultant for a two-year period. Under Mr. O’Connell’s consulting agreement, we will pay Mr. O’Connell a fee of $120,000 per year and will nominate Mr. O’Connell to stand for election as a director at each annual meeting. If Mr. O’Connell is not elected to serve as a director, his unvested options will vest at the end of his tenure as a director. Mr. O’Connell continues to be bound by his obligations regarding confidentiality, non-solicitation and non-competition.

In connection with our transfer to True North of the non-strategic digital interactive marketing operations originally contributed by True North to us, IPG (through True North) agreed to satisfy options to purchase up to an aggregate of 579,032 shares of common stock held by certain employees under one of our stock option plans. Accordingly, upon exercise of such options, the exercise price, which ranges from $5.33 to $5.79, will be paid to IPG by certain employee and IPG will surrender an equivalent number of shares of our common stock to us. As of March 15, 2004, options to purchase 40,964 shares of common stock remain outstanding to be satisfied by IPG.

STOCK OWNERSHIP

The following table sets forth certain information with respect to the beneficial ownership of our common stock as of March 15, 2004 for:

•	each person or entity who is known by us to beneficially own five percent or more of the outstanding shares of our common stock;
•	each director and nominee director;
•	each executive officer named in the Summary Compensation Table; and
•	all of our directors, nominee director and executive officers as a group.

Stock Ownership

	Common Stock

Name	Shares Beneficially Owned (1)	Percent of Ownership

Royce & Associates, Inc. 1414 Avenue of the Americas New York, NY 10019 (2)	2,444,800	9.19%
Morgan Stanley Morgan Stanley & Co. Incorporated 1585 Broadway New York, NY 10036 (3)	1,727,974	6.50%
Robert C. Allen, II (4)	513,178	1.90%
Robert Beeby (5) (6)	58,000	*	%
Frank J. Connolly, Jr. (7)	180,417	*	%
Richard M. Hochhauser (8)	29,500	*	%
David P. Lynch (9)	361,790	1.34%
Peter W. Moritz (10)	200,740	*	%
G. M. O’Connell (11)	2,207,041	8.15%
Marc C. Particelli (12)(13)	949,107	3.45%
Don Peppers (14)	69,000	*	%
Don Seeley (15)	38,000	*	%
Larry Weber	—	*	%
Joseph R. Zimmel (16)	61,000	*	%
All directors, nominee director and executive officers as a group (14 persons) (17)(18)	4,824,931	16.41%

*	Represents less than one percent (1%).

______________

(1)

Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options held by that person that are currently exercisable or exercisable within 60 days of March 15, 2004 are deemed outstanding. Such shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person. Except as indicated in the footnotes to this table and pursuant to applicable community property laws, each stockholder named in the table has sole voting and investment power with respect to the shares set forth opposite such stockholder’s name.

(2)

Royce & Associates, LLC filed a statement with the SEC on Schedule 13G under the Securities Exchange Act of 1934, as amended, disclosing beneficial ownership of greater than 5% of our common stock (2,444,800 shares). According to the statement, Royce & Associates, LLC has sole power to vote or direct the vote and dispose or direct the disposition of 2,444,800 shares.

(3)

Morgan Stanley and Morgan Stanley & Co. Incorporated filed a joint statement with the SEC on Schedule 13G under the Securities Exchange Act of 1934, as amended, disclosing beneficial ownership of greater than 5% of our common stock

(1,727,974 shares). Accounts managed on a discretionary basis by Morgan Stanley & Co. Incorporated may have the right to receive or the power to direct the receipt of dividends from, or the proceeds from, the sale of such securities; however no such account hold more than 5% of the class. According to the statement, Morgan Stanley has shared power to vote and dispose or direct the disposition of 7,791 shares and Morgan Stanley & Co. Incorporated, a wholly owned subsidiary of Morgan Stanley, has shared power to vote and dispose or direct the disposition of 2, 600 shares. According to Morgan Stanley, the shares reported in Morgan Stanley’s statement include 1,725,374 shares held in a brokerage account maintained by G.M. O’Connell and such shares are also set forth in this table opposite his name.

(4)	Includes 361,000 shares of our common stock subject to options, which are exercisable within 60 days of March 15, 2004.
(5)	Includes 56,000 shares of our common stock subject to options, which are exercisable within 60 days of March 15, 2004.
(6)	Includes 2,000 shares of our common stock beneficially owned by Mr. Beeby’s wife.
(7)

Includes 176,086 shares of our common stock subject to options, which are exercisable within 60 days of March 15, 2004. In addition, includes 1,043 shares of stock subject to certain restrictions, which restrictions will be removed on December 31, 2005.

(8)	Includes 29,500 shares of our common stock subject to options, which are exercisable within 60 days of March 15, 2004.
(9)

Includes 354,250 shares of our common stock subject to options, which are exercisable within 60 days of March 15, 2004. In addition, includes 2,925 shares of stock subject to certain restrictions, which restrictions will be removed on December 31, 2005.

(10)

Includes 197,730 shares of our common stock subject to options, which are exercisable within 60 days of March 15, 2004. In addition, includes 1,062 shares of stock subject to certain restrictions, which restrictions will be removed on December 31, 2005.

(11)	Includes 481,667 shares of our common stock subject to options, which are exercisable within 60 days of March 15, 2004.
(12)

Includes 885,926 shares of our common stock subject to options, which are exercisable within 60 days of March 15, 2004. In addition, includes 2,455 shares of stock subject to certain restrictions, which restrictions will be removed on December 31, 2005.

(13)	Includes 700 shares of our common stock beneficially owned by Mr. Particelli’s daughter. Mr. Particelli disclaims beneficial ownership of such shares
(14)	Includes 57,000 shares of our common stock subject to options, which are exercisable within 60 days of March 15, 2004.
(15)	Includes 17,500 shares of our common stock subject to options, which are exercisable within 60 days of March 15, 2004.
(16)	Includes 61,000 shares of our common stock subject to options, which are exercisable within 60 days of March 15, 2004.
(17)

Includes an aggregate of 2,827,530 shares of our common stock subject to options held by our directors and executive officers, which are exercisable within 60 days of March 15, 2004. In addition, includes an aggregate of 8,392 shares of stock subject to certain restrictions, which restrictions will be removed on December 31, 2005.

(18)	The address of each of the individuals listed is c/o Modem Media, Inc., 230 East Avenue, Norwalk, Connecticut 06855.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires that our directors, our executive officers and persons who own more than 10 percent of a registered class of our equity securities, file with the SEC initial reports of ownership and reports of change in ownership of common stock and other equity securities of ours. A review of our records indicates that during 2003, all filing requirements pursuant to Section 16(a) relating to our directors and officers were met, except that Messrs. Robert H. Beeby, Don Peppers and Joseph R. Zimmel all received an option grant of 5,000 shares on May 6, 2003, which, due to an administrative oversight was not reported in a timely manner. These option grants were reported on Form 4s filed with the SEC on June 27, 2003.

STOCK PRICE PERFORMANCE GRAPH

The following graph depicts a comparison of cumulative total stockholder return for our common stock from the initial public offering price of $16 (prior to our March 1, 2000 two-for-one stock split) through December 31, 2003, the Nasdaq Market Index and the S&P 600 SmallCap Index for that same time period. The graph assumes $100 was invested for the period from February 5, 1999 (the date of our initial public offering) until December 31, 2003 in our common stock, the Nasdaq Market Index and the S&P 600 SmallCap Index.

CUMULATIVE TOTAL RETURN

Based upon an initial investment of $100 on February 5, 1999 with dividends reinvested

$0

$50

$100

$150

$200

$250

$300

$350

$400

$450

5-Feb-99

Dec-99

Dec-00

Dec-01

Dec-02

Dec-03

SOURCE: GEORGESON SHAREHOLDER COMMUNICATIONS INC.

Modem Media Inc.

Nasdaq US

S&P © SmallCap 600 Index

	5-Feb-99	Dec-99	Dec-00	Dec-01	Dec-02	Dec-03

Modem Media Inc.	$100	$440	$41	$42	$32	$102
Nasdaq US	$100	$171	$103	$82	$57	$85
S&P © SmallCap 600 Index*	$100	$119	$133	$142	$121	$168

*Copyright © 2004, Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. All rights reserved.

EXECUTIVE COMPENSATION

Report of the Compensation Committee

Compensation Committee Objectives and Philosophy

The compensation committee is comprised of three independent members of the board of directors. The committee recommends, establishes and approves changes to our compensation policies and programs in addition to administering our stock option and stock incentive plans. The committee is charged with the responsibility of ensuring that our compensation philosophy and executive compensation arrangements reflect the interests of the company and our stockholders.

The executive compensation programs are designed to meet the following objectives:

•	To attract, motivate and retain the management expertise required to achieve the company’s business strategies;
•	To link executive compensation with stockholder value, a shared sense of commitment and the attainment of the company’s strategic business objectives; and
•	To recognize both corporate and individual performance with a competitive total compensation plan using both cash and non-cash awards.

The compensation committee sets the company’s compensation philosophy and oversees compensation levels for executive officers. The compensation philosophy is designed to be competitive within the industry in which the company competes and from which the company recruits its senior executives. The executive compensation program is performance-based with a portion of compensation linked to long-term equity growth and company performance.

Principal Components of Executive Compensation

The three main components of executive compensation are base salary, annual incentive awards and equity participation. In addition, our executive officers may elect to purchase our common stock by participating in our Employee Stock Purchase Plan. The compensation committee will periodically review the total compensation package of executive officers to ensure that they are consistent with our compensation philosophy. As part of the review, the compensation committee may consider corporate performance, competitive survey results, outside consultants and the recommendations of management.

•

Base Salary: Base salaries of executive officers are reviewed annually and managed in accordance with our compensation philosophy using measures that include achievement of performance objectives, scope of responsibility and experience, and external salary competitiveness within the industry geographic area and area of the executive’s functional expertise.

•

Annual Incentive: The compensation committee approves the payment of a bonus to each executive officer following the conclusion of each fiscal year. These incentive bonus payments are generally a percentage target of an executive officer’s base salary. From time to time, the committee may approve the payment of a portion of bonus compensation in the form of equity. For 2003, executive officers’ bonuses were based on consolidated company performance, including revenue, net income and, for some officers, local office revenue and contribution goals and excluding restructuring charges and certain other items determined by the compensation committee to be non-recurring, (“Company Performance Targets”). Since some of these goals were not met in 2003, no executive officer received 100% of his or her target bonus. However, due to the company’s performance with respect to the net income targets, a portion of the net income targets for all executive officers was achieved. Some executive officers also achieved a portion of their local office revenue and contribution targets.

•

Equity: All executive officers historically have been granted stock option awards as part of their compensation.   The primary objective of issuing such stock options is to provide long-term financial rewards directly linked to market performance of our stock thereby aligning the interests of management and stockholders. The size of the stock option grants have been based on various factors including the executive’s responsibilities, tenure, individual contribution, expected future contributions and performance. It is generally our practice to set stock option exercise prices at 100% of the fair market value of our stock on the date of grant. However, from time to time, payment for a portion of executive officers’ and other key employees’ annual incentive bonuses may be paid in options granted at below fair market value as of the date of grant, which we did for bonuses related to the years 2001 and 2002. For bonuses related to the year 2003, however, we paid a portion of all executive officers’ bonuses in the form of restricted stock, which vest in December 31, 2005, since we believe that under certain circumstances, awarding restricted stock rather then stock options may be appropriate. We believe that the grant of restricted stock can also provide long-term financial rewards for executive officers.

Policy with Respect to the $1 Million Deduction Limit

Section 162(m) of the U.S. Internal Revenue Code of 1986, as amended, limits the tax deductibility by a corporation of compensation exceeding $1 million paid to any of its five named executive officers. Compensation that qualifies as “performance based” is excluded from the $1 million limit. The compensation committee expects that the design and administration of the management incentive plan, stock option and stock incentive programs will qualify under Section 162(m). The compensation committee does not expect total cash compensation payable for salaries and bonuses to exceed the $1 million limit; however, the compensation committee reserves the right, under appropriate circumstances, to authorize compensation payments that may not be fully tax deductible by the company.

Compensation of the Chief Executive Officer Serving During 2003

In January 2001, the company entered into a three-year employment agreement with Mr. Particelli providing for a base salary of $500,000, which is Mr. Particelli’s current salary. This agreement continues unless terminated by either party upon thirty days notice subject to certain termination provisions. Mr. Particelli was eligible to receive a target merit bonus of 50% of his base salary and a merit bonus of not less than $150,000 in his first year of employment with the company. Pursuant to the employment agreement, Mr. Particelli also received 850,000 options to purchase common stock of the company at fair market value as of January 15, 2001. Fifteen percent of these options were vested upon grant and 28.3% of the options vested on each of December 31, 2001, December 31, 2002 and December 31, 2003 (See “Executive Compensation—Employment Agreements” on page 19).

Mr. Particelli’s 2003 bonus target was 60% of his base salary based on Company Performance Targets. Based on the results of these Company Performance Targets in 2003, Mr. Particelli received $58,926.03 as a bonus for 2003, which was approximately 11.8% of his 2003 base salary. One-third of Mr. Particelli’s 2003 bonus was paid in the form of restricted stock determined by using the fair market value of the common stock on March 2, 2004, the date of grant, which was $8.00 as reported on NASDAQ. These shares of restricted stock will vest on December 31, 2005.

Submitted by the compensation committee of the board of directors:

Don Peppers	Robert H. Beeby	Joseph R. Zimmel
Chairman

Summary Compensation Table

The following table sets forth information concerning the compensation received, for each of the last three years, for services rendered to us by Mr. Particelli who served as our Chief Executive Officer during 2003, and each of our other four most highly-compensated executive officers during the year ended December 31, 2003 and whose total compensation in 2003 equaled or exceeded $100,000.

Summary Compensation Table

Name and Principal Positions	Year	Salary	Bonus	Restricted Stock Award (1)		Stock Options		Other

Marc C. Particelli	2003	$500,000	$39,284	$19,640	(2)	10,000
Chief Executive Officer	2002	$500,000	$115,106	0		32,934	(3)
and President	2001	$481,090	$116,666	0		25,926	(4)
						850,000
G.M. O’Connell	2003	$316,667	$31,100	0		10,000
Chairman	2002	$300,000	$57,553	0		16,467	(5)
	2001	$300,000	$48,000	0		10,667	(6)
						100,000	(7)
Frank J. Connolly, Jr.	2003	$254,792	$16,682	$8,344	(8)	10,000
Chief Financial Officer	2002	$250,000	$64,251	0		18,383	(9)
						80,000
	2001	$247,276	$57,388	0		12,753	(10)
						100,000
David P. Lynch	2003	$259,583	$46,805	$23,400	(11)	10,000
Managing Director, North	2002	$250,000	$48,229	0		13,799	(12)
America East	2001	$250,000	$20,000	0		4,444	(13)
						200,000	(14)
Peter W. Moritz	2003	$259,583	$16,996	$8,496	(15)	10,000
Managing Director, Global	2002	$250,000	$33,333	0		9,537	(16)
Business Development	2001	$242,500	$59,534	0		13,230	(17)	$29,775	(19)
						90,000	(18)

______________

(1)

As of December 31, 2003, no restricted stock was issued to any of our directors or employees. Each grant listed below was awarded in March 2004 as part of the employee’s 2003 bonus. The value of all the restricted stock owned by that officer as of March 2, 2004 is the value of that grant.

(2)

These shares were granted as part of Mr. Particelli’s 2003 bonus payment pursuant to the Management Incentive Plan. One-third of Mr. Particelli 2003 bonus was paid in restricted stock. The number of shares, 2,455, was determined by dividing one-third of his bonus payment by the fair market value of the common stock on March 2, 2004, the date of grant; which was $8.00. These shares vest on December 31, 2005.

(3)

These options were granted as part of Mr. Particelli’s 2002 bonus payment pursuant to the 1999 Stock Incentive Plan. One-third of Mr. Particelli’s 2002 bonus was paid in stock options granted at less then fair market value. As a result, 32,934 shares were granted on March 3, 2003 at an exercise price of $.5825, which vest on December 31, 2004. The closing price as reported by NASDAQ of our common stock was $2.33 on the date of grant.

(4)

These options were granted as part of Mr. Particelli’s 2001 bonus payment pursuant to 1999 Stock Incentive Plan. One-third of Mr. Particelli’s 2001 bonus was paid in stock options granted at less then fair market value. As a result, 25,926 shares were granted on February 26, 2002 at an exercise price of $0.75, which vested on December 31, 2003. The closing price as reported by NASDAQ of our common stock was $3.00 on the date of grant.

(5)

These options were granted as part of Mr. O’Connell’s 2002 bonus payment pursuant to the 1999 Stock Incentive Plan. One-third of Mr. O’Connell’s 2002 bonus was paid in stock options granted at less then fair market value. As a result, 16,467 shares were granted on March 3, 2003 at an exercise price of $.5825, which vest on December 31, 2004. The closing price as reported by NASDAQ of our common stock was $2.33 on the date of grant.

(6)

These options were granted as part of Mr. O’Connell’s 2001 bonus payment pursuant to the 1999 Stock Incentive Plan One-third of Mr. O’Connell’s 2001 bonus was paid in stock options granted at less then fair market value. As a result, 10,667 shares were granted on February 26, 2002 at an exercise price of $0.75, which vested on December 31, 2003. The closing price as reported by NASDAQ of our common stock was $3.00 on the date of the grant.
(7)

On May 29, 2001, pursuant to our stock option exchange program, the officer elected to tender his options previously granted on April 27, 2000 in exchange for an equal number of new options, which were granted on November 30, 2001 at the fair market value as of that date. These options were fully vested.

(8)

These shares were granted as part of Mr. Connolly’s 2003 bonus payment pursuant to the Management Incentive Plan. One-third of Mr. Connolly’s 2003 bonus was paid in restricted stock. The number of shares, 1,043, was determined by dividing one-third of his bonus payment by the fair market value of the common stock on March 2, 2004, the date of grant; which was $8.00. These shares vest on December 31, 2005.

(9)

These options were granted as part of Mr. Connolly’s 2002 bonus payment pursuant to the 1999 Stock Incentive Plan. One-third of Mr. Connolly’s 2002 bonus was paid in stock options granted at less then fair market value. As a result, 18,383 shares were granted on March 3, 2003 at an exercise price of $.5825, which vested on December 31, 2004. The closing price as reported by NASDAQ of our common stock was $2.33 on the date of grant.

(10)

These options were granted as part of Mr. Connolly’s 2001 bonus payment pursuant to 1999 Stock Incentive Plan. One-third of Mr. Connolly’s 2001 bonus was paid in stock options granted at less then fair market value. As a result, 12,753 shares were granted on February 26, 2002 at an exercise price of $0.75, which vested on December 31, 2003. The closing price as reported by NASDAQ of our common stock was $3.00 on the date of grant.

(11)

These shares were granted as part of Mr. Lynch’s 2003 bonus payment pursuant to the Management Incentive Plan. One-third of Mr. Lynch’s 2003 bonus was paid in restricted stock. The number of shares, 2,925, was determined by dividing one-third of his bonus payment by the fair market value of the common stock on March 2, 2004, the date of grant; which was $8.00. These shares vest on December 31, 2005.

(12)

These options were granted as part of Mr. Lynch’s 2002 bonus payment pursuant to the 1999 Stock Incentive Plan. One-third of Mr. Lynch’s 2002 bonus was paid in stock options granted at less then fair market value. As a result, 13,799 shares were granted on March 3, 2003 at an exercise price of $.5825, which vest on December 31, 2004. The closing price as reported by NASDAQ of our common stock was $2.33 on the date of grant.

(13)

These options were granted as part of Mr. Lynch’s 2001 bonus payment pursuant to the 1999 Stock Incentive Plan One-third of Mr. Lynch’s 2001 bonus was paid in stock options granted at less then fair market value. As a result, 4,444 shares were granted on February 26, 2002 at an exercise price of $0.75, which vested on December 31, 2003. The closing price as reported by NASDAQ of our common stock was $3.00 on the date of the grant.

(14)

On May 29, 2001, under our stock option exchange program, the officer elected to tender his options granted on July 28, 1999 (200,000 options), in exchange for an equal number of new options, which were granted on November 30, 2001 at the fair market value as of that date.These options are fully vested.

(15)

These shares were granted as part of Mr. Moritz’s 2003 bonus payment pursuant to the Management Incentive Plan. One-third of Mr. Moritz 2003 bonus was paid in restricted stock. The number of shares, 1,062, was determined by dividing one-third of his bonus payment by the fair market value of the common stock on March 2, 2004, the date of grant; which was $8.00. These shares vest on December 31, 2005.

(16)

These options were granted as part of Mr. Moritz’s 2002 bonus payment pursuant to the 1999 Stock Incentive Plan. One-third of Mr. Moritz’s 2002 bonus was paid in stock options granted at less then fair market value. As a result, 9,537 shares were granted on March 3, 2003 at an exercise price of $.5825, which vest on December 31, 2004. The closing price as reported by NASDAQ of our common stock was $2.33 on the date of grant.

(17)

These options were granted as part of Mr. Moritz’s 2001 bonus payment pursuant to the 1999 Stock Incentive Plan. One-third of Mr. Moritz’s 2001 bonus was paid in stock options granted at less then fair market value. As a result, 13,230 shares were granted on February 26, 2002 at an exercise price of $0.75, which vested on December 31, 2003. The closing price as reported by NASDAQ of our common stock was $3.00 on the date of the grant.

(18)

On May 29, 2001, under our stock option exchange program, the officer elected to tender his options previously granted on December 6, 1999 (50,000 options), April 13, 2000 (15,000 options) and June 5, 2000 (25,000 options), in exchange for an equal number of new options, which were granted on November 30, 2001 at the fair market value as of that date. These options are fully vested.

(19)	The officer was on assignment to our San Francisco office and certain expenses relating to this assignment and the cost of relocating back to Connecticut were reimbursed by us.

Option Grants Table

The following table sets forth information as to options granted to each of the named executive officers during 2003, excluding options granted pursuant to his 2002 bonus payment:

Option/SAR Grants in Fiscal 2003

	Number of Securities Underlying Options/ SARs Granted	Percent of Total Options/ SARs Granted to Employees in Fiscal Year	Exercise Price per Share		Fair Market Value of Underlying Security as of Date of Grant(2)

						Expiration Date
							Potential Realizable Value at Assumed Annual Rate of Stock Appreciation for Option Term(1)

							5%	10%	0%

Marc Particelli	10,000	0.93%	$5.45	(3)	$5.45	11/04/2013	$34,275	$86,859	$0.00

GM O’Connell	10,000	0.93%	$5.45	(3)	$5.45	11/04/2013	$34,275	$86,859	$0.00

Frank Connolly	10,000	0.93%	$5.45	(3)	$5.45	11/04/2013	$34,275	$86,859	$0.00

David Lynch	10,000	0.93%	$5.45	(3)	$5.45	11/04/2013	$34,275	$86,859	$0.00

Peter W. Moritz	10,000	0.93%	$5.45	(3)	$5.45	11/04/2013	$34,275	$86,859	$0.00

______________

(1)

The columns labeled 5% and 10% show the hypothetical gains or option spreads of the options granted based on assumed annual compound stock appreciation rates of 5% and 10%, respectively, over the full ten-year term of the options. The column labeled 0% shows the value of the options as of their date of grant as the difference between the fair market value of the underlying security as of the date of grant (see footnote 2 below) and the exercise price of the option. The assumed rates of appreciation are mandated by the rules of the SEC and do not represent our estimate or projection of future common stock prices.

(2)	The fair market value is the closing price as reported by NASDAQ of our common stock on the date of grant of the option.
(3)

Stock options were granted on November 4, 2003 under our 1999 Stock Incentive Plan and are fully vested. These options were granted at fair market value, the closing price as reported by NASDAQ of our common stock on the date of grant.

Option Exercises and Year-End Value Table

The following table sets forth information with respect to option exercises by each of the named executive officers during 2003 as well as unexercised options held by such persons as of December 31, 2003.

Aggregate Stock Option/SAR Exercises in Fiscal 2003 and Fiscal Year-End Value

	Shares Acquired on Exercise (#)	Value Realized	Number of Securities Underlying Unexercised Options/SARs as of December 31, 2003				Value of Unexercised In-the- Money Options/SARs as of December 31, 2003(1)
Name
			Exercisable		Unexercisable		Exercisable	Unexercisable

Marc Particelli	0	0	885,926	(2)	32,934	(2)	$4,135,946	$249,887

G.M. O’Connell	0	0	481,667	(2)	16,467	(2)	$1,464,054	$124,943
			200,000	(3)	0		0	0

Frank J. Connolly, Jr.	0	0	116,085	(2)	105,051	(2)	$585,607	$578,181

David P. Lynch	0	0	354,250	(2)	13,799	(2)	$1,311,636	$104,700
			50,000	(3)	0		0	0

Peter W. Moritz	0	0	197,730	(2)	9,537	(2)	$588,177	$72,362
	0	0	50,000	(3)	0		$0

______________

(1)

Calculated by determining the difference between the exercise price and the fair market value of the securities underlying options. The closing price as reported by NASDAQ of our common stock on December 31, 2003, $8.17, was used as the fair market value of our common stock on

December 31, 2003. The market value of CentrPort, Inc. common stock as of December 31, 2003 was based on the valuation of CentrPort, Inc. as a result of private equity financing by CentrPort, Inc. during 2003.

(2)	Represents options to purchase our common stock.
(3)	Represents options to purchase CentrPort, Inc. common stock.

Certain Benefit Plans

We do not have a pension plan for any of our employees located in the United States, including our executive officers. We do offer in the United States a retirement savings plan established pursuant to Section 401(k) of the Internal Revenue Code. Employees may authorize us to make compensation deferral contributions in accordance with Internal Revenue Service regulations. We may make a discretionary pre-tax matching contribution determined annually by the compensation committee to the accounts of employees employed by us as of the last day of the contribution period. We provide certain pension benefits to our international employees.

Stock and Stock Option Plans

The following is a description of our stock-based compensation plans in which any of our executive officers may participate, with the exception of the 2000 Stock Incentive Plan, as described below.

Management Incentive Plan

In 2001, our stockholders adopted the Management Incentive Plan (“MIP”) pursuant to which our senior management may be compensated. The compensation committee administers the MIP. The compensation committee interprets and construes provisions of the MIP, adopts rules for administering the plan and determines grants of equity and cash under the plan. Pursuant to the MIP, the compensation committee in the first 90 days of a performance period will establish the identity of participants in the MIP for that period, goals for these participants and the percentage of these participants’ salaries to be based on these goals. The MIP provides for the award of compensation in common stock, of which 800,000 shares were made available, and cash of up to $2.5 million per participant per year. The allocation of an award between stock and cash is at the discretion of the compensation committee. The compensation committee will determine the amount of award a participant has earned within 90 days of the end of the performance period. As of March 15, 2004, 34,007 shares of common stock have been issued under the MIP; and 765,993 shares remain available for issuance under this plan.

2000 Stock Incentive Plan

In 2000, we adopted the Modem Media . Poppe Tyson, Inc. 2000 Stock Incentive Plan, pursuant to which a total of 3,000,000 shares of common stock have been reserved for issuance in order to attract, retain and provide additional incentive to our directors, employees (excluding executive officers) and consultants. Under the 2000 Stock Incentive Plan, we may grant stock options, stock appreciation rights, restricted stock, merit awards, performance awards and other stock-based awards to our employees (excluding executive officers), directors and consultants. The 2000 Stock Incentive Plan is administered by our board of directors or a compensation committee. The compensation committee interprets and construes provisions of the 2000 Stock Incentive Plan, adopts rules for administering the plan and specifies the vesting, exercise prices including but not limited to, exercise prices at below fair market value as of the date of grant, and other terms of grants of equity awards under the plan. As of March 15, 2004, only awards in the form of stock options have been granted under the 2000 Stock Incentive Plan. As of March 15, 2004, options to purchase an aggregate of 692,850 shares of common stock have been granted under the 2000 Stock Incentive Plan, of which 252,200 options are outstanding. Under the terms of the 2000 Stock Incentive Plan, if within one year following our change of control a participant’s employment is terminated involuntarily by us, other than for cause, then each outstanding option held by the participant will vest automatically and become fully exercisable.

1999 Stock Incentive Plan

In 1999, we adopted the Modem Media . Poppe Tyson, Inc. 1999 Stock Incentive Plan, pursuant to which a total of 3,000,000 shares of common stock have been reserved for issuance in order to attract, retain and provide additional incentive to employees, executive officers, directors and consultants. Under the 1999 Stock Incentive Plan, we may grant stock options stock appreciation rights, restricted stock, merit awards, performance awards and other stock-based awards to our employees, directors and consultants. The 1999 Stock Incentive Plan is administered by our compensation committee. Our compensation committee interprets and construes provisions of the 1999 Stock Incentive Plan, adopts rules for administering the plan and specifies the vesting, exercise prices and other terms of grants of equity awards under the plan. As of March 15, 2004, only awards in the form of stock options have been granted under the 1999 Stock Incentive Plan. As of March 15, 2004, options to purchase an aggregate of 6,902,425 shares of common stock have been granted under the 1999 Stock Incentive Plan, of which 2,435,976 options are outstanding. Under the terms of the 1999 Stock Incentive Plan, if within one year following our change of control, a participant’s employment is terminated involuntarily by us, other than for cause, then each outstanding option held by the participant will vest automatically and become fully exercisable.

1997 Stock Option Plan

In 1997, we established the Modem Media . Poppe Tyson, Inc. 1997 Stock Option Plan, which was amended on December 11, 1998, pursuant to which a total of 6,080,000 shares of common stock have been reserved for issuance to provide additional incentive to our employees, officers, directors and consultants. Pursuant to the 1997 Stock Option Plan, we may grant stock options and stock purchase rights to our employees, officers, directors and consultants. Our board of directors or a committee to whom our board has delegated authority selects the individuals to whom options and stock purchase rights are granted, interprets and adopts rules for the operation of the stock option plan and specifies the vesting, exercise price and other terms of options and stock purchase rights. The maximum term of an incentive stock option granted under the 1997 Plan is generally limited to ten years. The exercise price of incentive stock options granted under the 1997 Plan must be at least equal to the fair market value of our common stock on the date of grant, as defined. As of March 15, 2004, options to purchase an aggregate of 8,610,802 shares of common stock had been granted under the 1997 Stock Option Plan, of which 2,740,676 options are outstanding. In connection with our transfer to True North, of the non-strategic digital interactive marketing operations, True North agreed to satisfy options to purchase up to an aggregate of 579,032 shares of common stock held under the 1997 Stock Option Plan. As of March 15, 2004, options to purchase 40,964 shares of common stock remain outstanding. Upon the exercise of such options, the exercise price will be paid to IPG and IPG will surrender an equivalent number of shares of common stock to us.

Modem Media Advertising Limited Partnership 1996 Option Plan

In 1996, the Modem Media Partnership established the Modem Media Advertising Limited Partnership 1996 Option Plan pursuant to which units (“Units”) representing assignments of beneficial ownership of the Modem Media Partnership were reserved for issuance to provide additional incentives to the Modem Media Partnership’s key employees, consultants, officers and directors. The Modem Media Partnership ceased to have its own separate existence prior to our initial public offering in February 1999 and the terms and the conditions of the 1996 Option Plan were assumed by us. Pursuant to the terms of the 1996 Option Plan, Units acquired under the plan were converted into shares of common stock and options to acquire Units were converted into options to acquire our common stock. The 1996 Option Plan is administered by our board of directors and the compensation committee of the board of directors. Options to purchase 690,492 shares of common stock, which vested immediately and expire on September 30, 2006, were issued under this plan at an exercise price of $0.32 per share, of which 45,584 were outstanding as of March 15, 2004. As of March 15, 2004, all available options had been granted under the 1996 Option Plan.

Vivid Plan Holdings, Inc. 1999 Stock Incentive Plan

As a result of our acquisition of Vivid Holdings, Inc. (“Vivid”) in 2000, we assumed the outstanding options of Vivid that were granted pursuant to the Vivid Holdings, Inc. 1999 Stock Incentive Plan (the “Vivid Plan”). As a result, shares of Modem Media’s common stock are issued upon exercise of options granted under the Vivid Plan. The Vivid Plan authorized grants of stock options and common stock. As of March 15, 2004, options to purchase an aggregate of 1,218,396 shares of common stock had been granted under the Vivid Plan, of which 30,227 options are outstanding. Since the acquisition there have been no grants pursuant to the Vivid Plan and there will be no further grants under this plan.

Employee Stock Purchase Plan

Our 1999 Employee Stock Purchase Plan (“ESPP”) was adopted by our board of directors in February 1999. A total of 1,900,000 shares of our common stock have been reserved for sale. The ESPP, which is intended to qualify as an employee stock purchase plan within the meaning of Section 423 of the Internal Revenue Code, provides for consecutive, overlapping 24-month offering periods. Each offering period contains four six-month purchase periods. Offering periods begin on the first trading day on or after February 15 and August 15 of every year and terminate 24 months later. Employees are eligible to participate if they are employed by us or one of our subsidiaries designated by the board of directors for at least 20 hours per week and for more than five months in any calendar year. The ESPP permits eligible employees to purchase our common stock through payroll deductions, which may not exceed 15% of an employee’s compensation, subject to certain limitations.

Each participant is granted an option to purchase stock on the first day of the six-month purchase period and such option will be automatically exercised on the last date of each purchase period. The purchase price of each share of our common stock under the ESPP is equal to 85% of the lesser of the fair market value per share of our common stock on the start date of that offering period or on the date of the purchase. Employees may modify or end their participation in the offering at any time during the offering period or on the date of purchase, subject to certain limitations. Participation ends automatically on termination of employment with us.

CentrPort, Inc. 2000 Stock Incentive Plan

In 2000, some of our employees, including, Messrs. O’Connell, Lynch and Moritz, were granted options to purchase shares of CentrPort, Inc., a company in which we own a minority stake, pursuant to the CentrPort, LLC 2000 Incentive Option Plan, which is now the CentrPort, Inc. 2000 Stock Incentive Plan. All CentrPort options granted to our employees were fully vested at the time of grant. Until CentrPort is a publicly traded company, CentrPort can repurchase vested options upon an employee’s termination of employment with us.

Equity Compensation Plan Information

The following table sets forth information as of December 31, 2003, concerning shares of our common stock that may be issued upon exercise of options and other rights under our existing equity compensation plans and arrangements, which is divided between plans approved by our stockholders and plans or arrangements not submitted to our stockholders for approval. The information includes the number of shares covered by, and the weighted average exercise price of, outstanding options and other rights and number of shares remaining available for future grants excluding the shares to be issued upon exercise of outstanding options, warrants and other rights.

	Column A		Column B	Column C

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column A)

Equity compensation plans approved by security holders (1)	5,445,475	(2)	$4.983	4,263,050	(3)
Equity compensation plans not approved by security holders (4)	298,326		$3.813	117,901	(5)

______________

(1)

The equity compensation plans approved by stockholders include the Modem Media Advertising Limited Partnership 1996 Option Plan, Modem Media Poppe Tyson, Inc. 1997 Stock Option Plan, Modem Media. Poppe Tyson, Inc. 1999 Stock Incentive Plan, Management Incentive Plan and Employee Stock Purchase Plan.

(2)

This amount includes 85,510 options outstanding under the Modem Media. Poppe Tyson, Inc. 1997 Stock Option Plan, which, pursuant to an agreement with IPG, upon their exercise, the exercise price will be paid to IPG and IPG will surrender an equivalent number of shares of common stock to us.

(3)	This amount includes 800,000 shares of our common stock that may be issued under the Management Incentive Plan.
(4)	The equity compensation plans not approved by stockholders include Vivid Holdings, Inc. 1999 Stock Incentive Plan and Modem Media. Poppe Tyson, Inc. 2000 Stock Incentive Plan.
(5)

This amount does not include 274,574 shares which were originally authorized to be issued under the Vivid Holdings, Inc. 1999 Stock Incentive Plan because there will be no further grants under that plan.

Employment Agreements

In January 2001, we entered into a three-year employment agreement with Mr. Particelli, providing for a base salary of $500,000. Mr. Particelli was eligible to receive a target merit bonus of at least 50% of his base salary, which was increased during 2002 to 60% of his base salary. Pursuant to the employment agreement, Mr. Particelli also received options to purchase 850,000 shares of our common stock at fair market value as of January 15, 2001. Fifteen percent of these options were vested upon grant and 28.3% of these options vested on each of December 31, 2001, December 31, 2002 and December 31, 2003. Given Mr. Particelli’s continued employment after the end of the three year period, either party may terminate the employment upon thirty (30) days written notice and if such termination is for good reason by Mr. Particelli or without cause by us, then we will pay Mr. Particelli the greater of (a) our policy severance or (b) one year of base salary and a pro rata portion of any merit bonus earned prior to the date of termination. Options to purchase our common stock granted to Mr. Particelli in March 2003 will vest upon (1) termination of his employment by him for good reason within 18 months of a change of control or (2) upon termination of his employment by us without cause within 18 months after a change of control. Mr. Particelli also has agreed to certain confidentiality, non-competition and non-solicitation provisions. The restricted stock granted to Mr. Particelli in March 2004 will vest upon termination of his employment at any time after a change in control.

In December 1996, we entered into a five-year employment agreement with Mr. O’Connell which was amended and restated on November 25, 1998, providing for an initial annual base salary of $300,000, subject to increases at the discretion of our board of directors. Mr. O’Connell’s base salary was increased to $320,000 as of March 1, 2003. As of December 31, 2003, Mr. O’Connell resigned as an employee, and as of January 1, 2004, began providing consulting services to us pursuant to a two year agreement under which he is paid $120,000 per year. Under that agreement we also agreed to nominate Mr. O’Connell to stand for election as a director at each annual meeting during 2004 and 2005. This agreement may only be terminated prior to the end of the two year period for cause as defined therein. Also see Certain Relationships and Related Transactions at pages 7 and 8. Options to purchase our common stock granted to Mr. O’Connell in March 2003 will continue to vest so long as Mr. O’Connell is a member of our board of directors. Mr. O’Connell also has agreed to certain confidentiality, non-competition and non-solicitation provisions

In January 2001, we entered into an employment agreement with Mr. Connolly, providing for a base salary of $250,000. Mr. Connolly currently receives a base salary of $270,000. Pursuant to the employment agreement, Mr. Connolly also received options to purchase 100,000 shares of our common stock at fair market value as of the date of grant, one-third of which vested on each of the first, second and third anniversaries of the date of grant. This agreement may be terminated by either party upon notice, provided that if Mr. Connolly terminates the agreement for good reason or we terminate the agreement without cause, we will pay Mr. Connolly severance benefits of twelve months of base salary, Cobra benefits for one year or until Mr. Connolly becomes eligible for benefits at another employer and any merit bonus which otherwise would be due within sixty days of the date of his termination. Stock options granted to in March 2003 will vest upon (1) termination of his employment by him for good reason within 18 months of a change of control or (2) upon termination of his employment by us without cause within 18 months after a change of control. The restricted stock granted to Mr. Connolly in March 2004 will vest upon termination of his employment at any time after a change in control. Mr. Connolly also has agreed to certain confidentiality, non-competition and non-solicitation provisions.

In February 1996, we entered into an agreement with Mr. Lynch, providing for an initial base salary of $125,000. Mr. Lynch currently receives a base salary of $275,000. We can terminate this agreement upon written notice, provided that if we terminate his employment without cause, he is entitled to receive severance benefits equal to one year’s base salary and continuation of plan benefits and insurance coverage for one year. With regard to unvested options to purchase our common stock held by Mr. Lynch, upon (1) termination of his employment by him for good reason within 18 months of a change of control or (2) upon termination of his employment by us without cause within 18 months after a change of control, any of such outstanding, unvested options will vest. The restricted stock granted to Mr. Lynch in March 2004 will vest upon termination of his employment at any time after a change in control. Mr. Lynch also has agreed to certain confidentiality, non-competition and non-solicitation provisions.

In September 1998, we entered into an agreement with Mr. Moritz, providing for an initial base salary of $151,000. Mr. Moritz currently receives a base salary of $260,000. If we terminate Mr. Moritz’s employment or materially change or reduce his job responsibilities or position within 12 months following a change in control, Mr. Moritz will be entitled to severance benefits of twelve month’s base salary. With regard to unvested options to purchase our common stock held by Mr. Moritz upon (1) termination of his employment by him for good reason within 18 months of a change of control or (2) upon termination of his employment by us without cause within 18 months after a change of control, any of such outstanding, unvested options will vest. The restricted stock granted to Mr. Moritz in March 2004 will vest upon termination of his employment at any time after a change in control. Mr. Moritz also has agreed to certain confidentiality, non-competition and non-solicitation provisions.

Indebtedness of Management

None of our directors or executive officers are or were indebted to us or any of our subsidiaries at any time since January 1, 2003.

REPORT OF THE AUDIT COMMITTEE

The audit committee is currently composed of four independent members of the board of directors. Each member is independent as defined under Rule 4200(a)(15) of the National Association of Securities Dealers’ listing standards and under the SEC rules.

On March 21, 2003, the board of directors adopted a revised written charter for the audit committee. The charter charges the committee with the primary responsibilities of providing assistance to the board of directors in its oversight responsibilities by retaining and supervising the company’s independent auditors, reviewing the company’s financial statements, monitoring the corporate financial reporting and internal and external controls regarding finance, accounting, legal compliance and ethics, reviewing and approving any conflicts of interests for directors and officers, approving any waivers to the company’s Code of Conduct and Ethics for directors and officers, providing the board of directors with the results of its examinations and recommendations, outlining to the board of directors improvements made or to be made in internal accounting controls, establishing procedures for handling financial related complaints, and providing the board of directors with additional materials and information as necessary to make the board aware of significant financial matters requiring the board of directors’ attention.

The committee met fourteen times during the course of 2003. On March 3, 2004, the committee conducted a review of the company’s audited financial statements for 2003 and audit findings. On that date, the committee discussed in detail the audited financial statements with members of the company’s management. The committee also met with the independent auditors without management. The committee also has discussed with the company’s current independent auditors, PricewaterhouseCoopers LLP, matters required to be discussed with audit committees under auditing standards, including among other things, matters related to the conduct of the audit of the company’s consolidated financials as required by Statement of Auditing Standards No. 61 (Communications with Audit Committees). In addition, the committee has discussed with PricewaterhouseCoopers LLP their independence from management and us, as well as the matters in the written disclosures received from PricewaterhouseCoopers LLP and required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees).

On January 14, 2004 and March 23, 2004, the audit committee reviewed, among other things, the amount of fees paid to PricewaterhouseCoopers LLP for audit and non-audit services rendered for the year ended December 31, 2003 as set forth below. During 2002, the committee reviewed the amount of fees paid to PricewaterhouseCoopers LLP for audit and non-audit fees for years ended December 31, 2002. These fees are set forth below, but do not include incidental out of pocket costs incurred by PricewaterhouseCoopers LLC. The fees relating to services provided in one calendar year may have been billed after year end, but for purposes of this report are considered to have been billed in the year during which the services were provided.

Audit Fees. The aggregate fees billed for professional services rendered for the audit of the company’s annual financial statements for the year 2003, and the reviews of the financial statements included in our Forms 10-Q for 2003, a statutory audit in the United Kingdom and assistance with a registration statement, including providing a comfort letter, were approximately $ 421,000, of which $127,000 in fees related to the registration statement were reimbursed by IPG in connection with the filing of the registration statement The aggregate fees billed for professional services rendered for the audit of the company’s annual financial statements for the year 2002, reaudit during 2002 of our financial statements of the fiscal years 2000 and 2001, the reviews of the financial statements included in our Forms 10-Q for 2002, a statutory audit in the United Kingdom and assistance with a proposed registration statement were approximately $ 529,500.

Audit Related Fees. The aggregate fees billed in 2003 for professional services rendered relating to an employee benefit plan audit were approximately $16,500.   The aggregate fees billed in 2002 for professional services rendered relating to an employee benefit plan audit were approximately $15,000.

Tax Fees. The aggregate fees billed in 2003 for professional services rendered relating primarily to tax compliance consulting were approximately $107,000. The aggregate fees billed in 2002 for professional services rendered relating primarily to tax compliance consulting were approximately $94,000.

All Other Fees. The aggregate fees billed in 2003 for other services rendered other than the fees mentioned in the preceding paragraphs were $5,000. The aggregate fees billed in 2002 for other services rendered other than the fees mentioned in the preceding paragraphs were approximately $5,000.

Any non-audit services to be provided by our independent auditors must be pre-approved by the audit committee. On March 13, 2003 the audit committee delegated to its chairman, Mr. Zimmel, the authority to pre-approve non-audit services to be performed by our independent auditors; provided any non-audit services so approved would be presented to the full committee at its next regularly scheduled meeting; and provided, further, that if at any time it is expected that the aggregate non-audit services approved by Mr. Zimmel were to exceed $50,000 in the aggregate from March 13, 2003 through December 31, 2003, Mr. Zimmel would not approve any additional services until the full committee has had an opportunity to discuss and vote on the matter. The audit committee has granted similar authority to its current chairman, Don Seeley, for the calendar year 2004. 3.7% of the fees paid to the independent auditors relating to an audit in 2003 of the company’s 401K plan and certain tax advice in the United Kingdom were approved pursuant to 17 CFR 210.2-01(c)(7)(i)(C). The audit committee has not adopted any additional pre-approval policies and procedures, but consistent with its charter, it may do so in the future.

Based on the review and discussions referred to above, the committee recommended to the board of directors, and the board of directors has approved, that the audited financial statements be included in the company’s annual report on Form 10-K for 2003 for filing with the SEC. The committee has selected, and the board of directors has affirmed the selection of, the company’s independent auditors.

Submitted by the audit committee of the board of directors:

Joseph R. Zimmel	Robert H. Beeby	Richard M. Hochhauser	Don Seeley Chairman

ADDITIONAL INFORMATION

As of the date of this proxy statement, we know of no matters to be presented at the meeting other than the items referred to on the notice of proxy. If any other business is properly brought before the meeting, the holders of the proxies will vote and act with respect to the business in accordance with their best judgment. Discretionary authority to do so is conferred by the enclosed proxy.

MODEM MEDIA, INC.
C/O EQUISERVE TRUST COMPANY, N.A.
P.O. BOX 8694
EDISON, NJ 08818-8694

Your vote is important. Please vote immediately.

Vote-by-Internet Log on to the Internet and go to http://www.eproxyvote.com/mmpt	OR	Vote-by-Telephone Call toll-free 1-877-PRX-VOTE (1-877-779-8683)

If you vote over the Internet or by telephone, please do not mail your card.

DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL

Please mark votes as in this example.

This Proxy when properly executed will be voted in the manner directed by the undersigned stockholder. If no direction is made, this proxy will be voted FOR the nominees listed in Item 1 and FOR Item 2.

1.	Election of Directors:					FOR	AGAINST	ABSTAIN
	(Please see reverse)			2.	Proposal to ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent auditors for 2004.
	FOR		WITHHELD

	For, except withheld from the nominees written on the line above.			3.			In their discretion on such other business as may properly come before the meeting or any adjournments thereof.

				Mark box at right if you plan to attend the Annual Meeting.
				Mark box at right if an address change or comment has been noted on the reverse side of this card.
				Please sign exactly as name appears on this card. When signing as attorney, executor, administrator, trustee or guardian, please give full title. If shares are held jointly, each holder must sign.
				Please complete, date, sign and mail this proxy promptly in the enclosed postage-prepaid envelope.

Signature:		Date:		Signature:			Date:

DIRECTIONS TO THE ANNUAL MEETING OF STOCKHOLDERS

LOCATION:	STAMFORD MARRIOTT HOTEL 2 Stamford Forum Stamford, CT 06901 www.marriotthotels.com/stfct

FROM I-95 North:
•	Take Exit 8.
•	Continue straight for two lights and make a left onto Canal Street.
•	At second light make a right onto Tresser Blvd.
•	Take the first right into the Marriott Hotel, parking garage is on your right.

From I-95 South:
•	Take Exit 8.
•	Continue straight for two lights and make a right onto Canal Street.
•	At first light make a right onto Tresser Blvd.
•	Take the first right into the Marriott Hotel, parking garage is on your right.

From Train Station (Walking):
•	Go towards Hertz Rental and at traffic light make right.
•	Go under train track and the I-95 Highway.
•	Make right onto North State Street.
•	Continue for 3 blocks and make a left onto Canal Street.
•	Go 1 block and make right onto Tresser Blvd. The Marriott Hotel will be on your right.

DETACH HERE

P R O X Y	MODEM MEDIA, INC. 230 East Avenue Norwalk, Connecticut 06855 This Proxy is solicited on behalf of the Board of Directors.

The undersigned appoints Frank Connolly, Jr. and Sloane Levy as proxies, with power of substitution, to vote all shares of Modem Media, Inc. (Modem Media) common stock of the undersigned held as of April 1, 2004 at the Annual Meeting of Stockholders to be held at Stamford Marriott Hotel located at 2 Stamford Forum, Stamford, CT at 11:00 a.m. on May 25, 2004 and at any adjournment thereof. If no direction is made as to the manner of voting, the proxy will be voted for the nominees listed in Item 1 and in favor of Item 2.

To elect the six nominees for director of Modem Media, Inc. listed below.
NOMINEES FOR DIRECTOR:
(01) Robert H. Beeby, (02) Gerald M. O’Connell, (03) Marc C. Particelli, (04) Don Peppers, (05) Joseph Zimmel and (06) Donald L. Seeley.

Should the undersigned be present and elect to vote at the Annual Meeting or any adjournment thereof and after notification of the Corporate Secretary of Modem Media, Inc. of the stockholder’s decision to terminate this proxy, this proxy shall be deemed terminated. This proxy may also be revoked by written notice to the Corporate Secretary prior to the Annual Meeting.

Please sign and date this card on the reverse side and return promptly in the envelope provided.
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